Exhibit 99.1

Contact:

Eric Slusser, Chief Financial Officer

Ben Bier, Vice President, Investor Relations

(314) 810-3115

investor.relations@express-scripts.com

Express Scripts Announces a Tender Offer for

Any and All of the Outstanding 3.125% Senior Notes due 2016

ST. LOUIS, MO (February 22, 2016) — Express Scripts Holding Company (NASDAQ: ESRX) (the “Company” or “Express Scripts”) today announced that it has commenced a tender offer (the “Tender Offer”) to purchase for cash any and all outstanding 3.125% senior notes due 2016 listed in the table below (the “Notes”).

Title of Security	CUSIP Number	Principal Amount Outstanding	U.S. Treasury Reference Security	Bloomberg Reference Page	Fixed Spread	Hypothetical Tender Offer Consideration (2)(3)
3.125% senior notes due 2016 (1)	302182AF7	$1,500,000,000	0.250% UST due 05/15/16	FIT3	+20 bps	$1,005.38

(1)	Issuer: Express Scripts, Inc.
(2)	Per $1,000 principal amount.
(3)	Hypothetical Tender Offer Consideration (as defined below) calculated on the basis of pricing for the U.S. Treasury Reference Security as of 11:00 a.m., New York City time, on February 18, 2016 and a Settlement Date (as defined below) on March 2, 2016. The actual Tender Offer Consideration payable pursuant to the Tender Offer will be calculated and determined as set forth in the offer to purchase referenced below.

The Tender Offer consists of an offer on the terms and conditions set forth in the offer to purchase, dated February 22, 2016, and the related letter of transmittal and notice of guaranteed delivery (as they may each be amended or supplemented from time to time, the “Tender Offer Documents”), to purchase for cash any and all of the Notes. The Company refers investors to the Tender Offer Documents for the complete terms and conditions of the Tender Offer.

The Tender Offer will expire at 5:00 p.m., New York City time, on February 26, 2016, unless extended or earlier terminated (such time and date, as the same may be extended, the “Expiration Date”). Holders of Notes must validly tender and not validly withdraw their Notes prior to or at the Expiration Date to be eligible to receive the Tender Offer Consideration.

Notes may be validly withdrawn at any time prior to or at 5:00 p.m., New York City time, on February 26, 2016, unless such date and time is extended or earlier terminated by the Company, but not thereafter.

The “Tender Offer Consideration” for each $1,000 principal amount of Notes validly tendered and accepted for purchase pursuant to the Tender Offer will be determined in the manner described in the Tender Offer Documents by reference to a fixed spread specified for the Notes (the “Fixed Spread”) specified in the table above plus the yield based on the bid-side price of the U.S. Treasury Reference Security specified in the table above at 2:00 p.m., New York City time, on February 26, 2016, unless extended or earlier terminated.

Holders will also receive accrued and unpaid interest on Notes validly tendered and accepted for purchase from the last interest payment date up to, but not including, the date the Company makes payment for such Notes, which date is anticipated to be March 2, 2016 (the “Settlement Date”).

Following the expiration of the Tender Offer, Express Scripts, Inc. intends to redeem Notes that are not tendered and accepted in the Tender Offer in accordance with the terms of the make-whole redemption provisions under the indenture governing the Notes.

The Tender Offer is subject to the satisfaction or waiver of certain conditions, including a financing condition, specified in the Tender Offer Documents but the Tender Offer is not subject to minimum tender conditions.

Information Relating to the Tender Offer

The Tender Offer Documents for the Notes are being distributed to holders beginning today. Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC are the lead dealer managers for the Tender Offer. Investors with questions regarding the Tender Offer may contact Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect), Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free) or (212) 325-2476 (collect) or Morgan Stanley & Co. LLC at (800) 624-1808 (toll free) or (212) 761-1057 (collect). Global Bondholder Services Corporation is the tender and information agent for the Tender Offer and can be contacted at (866) 470-3900 (toll-free) or (212) 430-3774 (collect).

None of the Company or its affiliates, their respective boards of directors, the dealer managers, the tender and information agent or the trustee with respect to the Notes is making any recommendation as to whether holders should tender any Notes in response to the Tender Offer, and neither the Company nor any such other person has authorized any person to make any such recommendation. Holders must make their own decision as to whether to tender any of their Notes, and, if so, the principal amount of Notes to tender.

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the Notes and the Tender Offer does not constitute an offer to buy or the solicitation of an offer to sell Notes in any jurisdiction or in any circumstances in which such offer or solicitation are unlawful. The full details of the Tender Offer, including complete instructions on how to tender Notes, are included in the Tender Offer Documents. Holders are strongly encouraged to read carefully the Tender Offer Documents, including materials incorporated by reference therein, because they will contain important information. The Tender Offer Documents may be downloaded from Global Bondholder Services Corporation’s website at http://www.gbsc-usa.com/Express-Scripts or obtained from Global Bondholder Services Corporation, free of charge, by calling toll-free at (866) 470-3900 (bankers and brokers can call collect at (212) 430-3774).

Express Scripts, Inc. is not obligated to redeem the Notes that are not tendered and accepted in the Tender Offer, and there can be no assurance they will do so. The statements of intent herein shall not constitute a notice of redemption under the indenture governing the Notes. Any such notice, if made, will only be made in accordance with the provisions of the indenture governing the Notes.

About Express Scripts

Express Scripts puts medicine within reach of tens of millions of people by aligning with plan sponsors, taking bold action and delivering patient-centered care to make better health more affordable and accessible.

Headquartered in St. Louis, Express Scripts provides integrated pharmacy benefit management services, including network-pharmacy claims processing, home delivery pharmacy care, specialty pharmacy care, specialty benefit management, benefit-design consultation, drug utilization review, formulary management, and medical and drug data analysis services. Express Scripts also distributes a full range of biopharmaceutical products and provides extensive cost-management and patient-care services.

SAFE HARBOR STATEMENT

This press release may contain forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial or otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements can be found in Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on February 16, 2016. A copy of this document can be found at the Investor Information section of Express Scripts’ web site at http://www.express-scripts.com/corporate.

The Company does undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

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